Bridgetech Holdings International, Inc.
402 West Broadway, 26th Floor
San Diego, CA 92101
Phone: 619.564.7100l Fax: 619.564.7149
www.bthi.com

Press Release	Source: Bridgetech Holdings International, Inc.

Bridgetech Announces New Chief Financial Officer
Monday, June 11, 7:00am ET

SAN DIEGO, June 11, 2007 – Bridgetech Holdings International Inc. (OTCBB: BGTH.PK), a company focused on maximizing the potential of emerging healthcare products and services in the U.S. and Asian markets, today announced the appointment of Michael L. Jeub as the Company's new Chief Financial Officer, effective June 11, 2007. Jeub will replace retiring current CFO Noel DeWinter. Mr. DeWinter will remain as a consultant to Bridgetech and will assist with Jeub’s transition into the senior financial post.

Jeub has 30+ years of experience serving as a financial management executive and as a CFO of public companies. Prior to this he was the CFO of Immune Response Corporation, Jenny Craig International, Inc., a $400 million NYSE Company and National Health Laboratories, a $800 million NYSE Company. Most recently, Jeub served as the Interim CFO of Averion International Corp., a public $40 million CRO.

"I am very excited to be joining Bridgetech at this time," said Mr. Jeub. "I look forward to helping Bridgetech strengthen its financial organization and provide the necessary leadership that is fundamental to achieving Bridgetech’s financial and operational goals."

"We are pleased to have Mike onboard, as he brings with him a strong financial, public company and SEC reporting background as well as demonstrated ability to manage complex organizations. We believe the depth and breadth of his experiences have prepared him well for our long term growth strategy," said Michael Chermak, Chairman and CEO of Bridgetech. "On behalf of the entire Bridgetech team, I'd like to sincerely thank Noel DeWinter for his valuable contribution to our Company's success during his tenure. We wish him only the very best in his future endeavors."

About Bridgetech Holdings International, Inc.
Bridgetech is leveraging its extensive network of relationships in China and the U.S. to capitalize on the demand for Western healthcare in Greater China. The company is bringing emerging drugs, devices and diagnostics to Greater China, with an initial focus on oncology. For additional information, please visit Bridgetech at www.bthi.com.

Forward-Looking Statements.
Statements contained in this press release that are not statements of historical fact are "forward-looking statements" as that term is defined under federal securities laws, including, without limitation, all statements concerning expectations, beliefs, goals, intention or strategies for the future of Bridgetech. Forward-looking statements may be identified by words such as "goals," "plans," "believes," "will," "expects" and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new ventures. Many factors could cause actual events or results to differ materially from those expressed in any forward-looking statement. Investors are cautioned not to place any undue reliance on any forward-looking statements.

Contacts:
Media Relations: Vince Heald, Beck Ellman Heald -858-453-9600 vheald@behmedia.com

Investor Relations: Redwood Consultants, LLC -415-884-0348